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For the fiscal year ended October 31, 2000.
File number:  811-04864
Prudential Value Fund


                        SUB-ITEM 77J
       Revaluation of Assets or Restatement of Capital
                        Share Account


     Reclassification of Capital Accounts:
Prudential Value Fund accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public
Accountants (AICPA) Statement of Position 93-2:
Determination, Disclosure, and Financial Statement
Presentation of Income, Capital Gain, and Return of Capital Distributions by Investment Companies.
The effect of applying this statement was to increase undistributed net investment income by $161,884, decrease accumulated net realized gains on investments by $35,576,564 and increase paid-in capital by $35,414,680 for redemption utilized as distributions for federal income tax purposes and reclassification of dividend income. Net investment income, net realized gains and net assets were not affected by these changes.